(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	April 17, 2024
(630) 906-5484

Old Second Bancorp, Inc. Reports First Quarter 2024 Net Income of $21.3 Million,

or $0.47 per Diluted Share

AURORA, IL, April 17, 2024 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the first quarter of 2024.  Our net income was $21.3 million, or $0.47 per diluted share, for the first quarter of 2024, compared to net income of $18.2 million, or $0.40 per diluted share, for the fourth quarter of 2023, and net income of $23.6 million, or $0.52 per diluted share, for the first quarter of 2023. Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $21.3 million, or $0.47 per diluted share, for the first quarter of 2024, compared to $19.1 million, or $0.42 per diluted share, for the fourth quarter of 2023, and $23.4 million, or $0.52 per share, for the first quarter of 2023. There were no adjusting items impacting the first quarter of 2024; significant adjusting items impacting the fourth quarter of 2023 results included a $1.2 million litigation reserve related to prior years’ overdraft fee compliance.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income increased $3.1 million in the first quarter of 2024 compared to the fourth quarter of 2023. The increase was primarily due to the decrease of $4.5 million in provision for credit losses and the $1.8 million increase in noninterest income primarily due to a more favorable mark on the fair value of mortgage servicing rights, which were partially offset by a $1.5 million decrease in net interest and dividend income, a $1.2 million increase in noninterest expense and a $518,000 increase in provision for income taxes. Net income decreased $2.3 million in the first quarter of 2024 compared to the first quarter of 2023, primarily due to a decrease in net interest income of $4.3 million year over year driven by contraction in the securities portfolio, as well as higher market rates and increased short-term borrowing. The higher market rates and increased borrowing resulted in a $7.5 million increase to interest expense.

Operating Results

●	First quarter 2024 net income was $21.3 million, reflecting a $3.1 million increase from the fourth quarter 2023, and a decrease of $2.3 million from the first quarter of 2023. Adjusted net income, as defined above, was $21.3 million for the first quarter of 2024, an increase of $2.2 million from adjusted net income for the fourth quarter of 2023, and a decrease of $2.1 million from adjusted net income for the first quarter of 2023.
●	Net interest and dividend income was $59.8 million for the first quarter of 2024, reflecting a decrease of $1.5 million, or 2.4%, from the fourth quarter of 2023, and a decrease of $4.3 million, or 6.7%, from the first quarter of 2023.
●	We recorded a net provision for credit losses of $3.5 million in the first quarter of 2024, compared to a net provision for credit losses of $8.0 million in the fourth quarter of 2023, and a net provision for credit losses of $3.5 million in the first quarter of 2023.
●	Noninterest income was $10.5 million for the first quarter of 2024, an increase of $1.8 million, or 20.3%, compared to $8.7 million for the fourth quarter of 2023, and an increase of $3.2 million, or 42.9%, compared to $7.4 million for the first quarter of 2023.

●	Noninterest expense was $38.2 million for the first quarter of 2024, an increase of $1.2 million, or 3.3% compared to $37.0 million for the fourth quarter of 2023, and an increase of $2.3 million, or 6.5%, compared to $35.9 million for the first quarter of 2023.
●	We had a provision for income tax of $7.2 million for the first quarter of 2024, compared to a provision for income tax of $6.7 million for the fourth quarter of 2023 and a provision of $8.4 million for the first quarter of 2023. The effective tax rate for each of the periods presented was 25.3%, 26.9%, and 26.3%, respectively.
●	On April 16, 2024, our Board of Directors declared a cash dividend of $0.05 per share of common stock, payable on May 6, 2024, to stockholders of record as of April 26, 2024.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2024	2023	2023
Balance sheet summary
Total assets	$5,616,072	$5,722,799	$5,920,283
Total securities available-for-sale	1,168,797	1,192,829	1,455,068
Total loans	3,969,411	4,042,953	4,003,354
Total deposits	4,608,275	4,570,746	4,897,220
Total liabilities	5,019,913	5,145,518	5,423,413
Total equity	596,159	577,281	496,870

Total tangible assets	$5,518,957	$5,625,104	$5,820,751
Total tangible equity	499,044	479,586	397,338

Income statement summary
Net interest income	$59,783	$61,235	$64,086
Provision for credit losses	3,500	8,000	3,501
Noninterest income	10,501	8,729	7,350
Noninterest expense	38,241	37,026	35,922
Net income	21,312	18,225	23,607
Effective tax rate	25.33%	26.92%	26.26%

Profitability ratios
Return on average assets (ROAA)	1.51%	1.27%	1.62%
Return on average equity (ROAE)	14.56	13.18	19.86
Net interest margin (tax-equivalent)	4.58	4.62	4.74
Efficiency ratio	53.59	50.82	47.52
Return on average tangible common equity (ROATCE)	17.80	16.43	25.54
Tangible common equity to tangible assets (TCE/TA)	9.04	8.53	6.83

Per share data
Diluted earnings per share	$0.47	$0.40	$0.52
Tangible book value per share	11.13	10.73	8.90

Company capital ratios [1]
Common equity tier 1 capital ratio	12.02%	11.37%	9.91%
Tier 1 risk-based capital ratio	12.55	11.89	10.43
Total risk-based capital ratio	14.79	14.06	12.79
Tier 1 leverage ratio	10.47	10.06	8.56

Bank capital ratios [1,2]
Common equity tier 1 capital ratio	13.06%	12.32%	11.98%
Tier 1 risk-based capital ratio	13.06	12.32	11.98
Total risk-based capital ratio	14.03	13.24	13.10
Tier 1 leverage ratio	10.89	10.41	9.83

1 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

2 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the first quarter with exceptional profitability and stable to improving trends. Return on average assets and return on average tangible common equity came in at 1.51% and 17.8%, respectively, and the efficiency ratio remains strong at just over 53% despite seasonally high expenses. The net interest margin is proving to be quite resilient despite volatility in market interest rates and asset quality continues to trend favorably with continuing positive migration and no surprises in the first quarter.  Over the year ago quarter, our tangible book value per share has increased by 25% and our common equity Tier 1 ratio now exceeds 12% from under 10% just a year ago. The strength of our balance sheet today, combined with exceptional profitability, provides us the flexibility to continue to invest for growth while evaluating the potential to return capital to stockholders in the near term.  In short, balance sheet flexibility, combined with continuing strength in core banking trends, gives me confidence Old Second can deliver another strong year in 2024 for our stockholders, communities and employees. I have never been more excited for the future of Old Second.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $65.1 million at March 31, 2024, $68.8 million at December 31, 2023, and $64.5 million at March 31, 2023. Nonperforming loans, as a percent of total loans, were 1.6% at March 31, 2024, 1.7% at December 31, 2023, and 1.6% at March 31, 2023. The decrease in the first quarter of 2024 is driven by a partial charge-off of $3.9 million for a commercial real estate-owner occupied loan.
●	Total loans were $3.97 billion at March 31, 2024, reflecting a decrease of $73.5 million compared to December 31, 2023, and a decrease of $33.9 million compared to March 31, 2023. The decrease year over year was largely driven by the declines in commercial and commercial real estate-owner occupied portfolios. Average loans (including loans held-for-sale) for the first quarter of 2024 totaled $4.02 billion, reflecting an increase of $2.9 million from the fourth quarter of 2023 and an increase of $86.9 million from the first quarter of 2023.
●	Available-for-sale securities totaled $1.17 billion at March 31, 2024, compared to $1.19 billion at December 31, 2023, and $1.46 billion at March 31, 2023. The unrealized mark to market loss on securities totaled $85.0 million as of March 31, 2024, compared to $84.2 million as of December 31, 2023, and $105.6 million as of March 31, 2023, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended March 31, 2024, we had security purchases of $15.7 million, security maturities of $2.0 million, paydowns of $30.7 million, and sales of $5.3 million, resulting in net realized gains of $1,000, compared to security purchases of $9.2 million, paydowns of $25.6 million, no sales of securities and $55.9 million of maturities and calls during the quarter ended December 31, 2023, which resulted in net realized losses of $2,000. During the quarter ended March 31, 2023, we had $4.2 million of security purchases, $37.7 million of security paydowns, calls and maturities, and security sales of $66.2 million, which resulted in net realized losses of $1.7 million. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$48,088	$610	5.10	$47,865	$616	5.11	$49,310	$585	4.81
Securities:
Taxable	1,016,112	8,092	3.20	1,027,366	8,329	3.22	1,330,295	10,735	3.27
Non-taxable (TE)[1]	166,776	1,653	3.99	164,655	1,674	4.03	173,324	1,693	3.96
Total securities (TE)[1]	1,182,888	9,745	3.31	1,192,021	10,003	3.33	1,503,619	12,428	3.35
FHLBC and FRBC Stock	31,800	635	8.03	34,371	647	7.47	24,905	280	4.56
Loans and loans held-for-sale[1,2]	4,019,377	62,698	6.27	4,016,480	62,793	6.20	3,932,492	57,228	5.90
Total interest earning assets	5,282,153	73,688	5.61	5,290,737	74,059	5.55	5,510,326	70,521	5.19
Cash and due from banks	54,533	-	-	57,723	-	-	55,140	-	-
Allowance for credit losses on loans	(44,295)	-	-	(50,023)	-	-	(49,398)	-	-
Other noninterest bearing assets	384,332	-	-	396,297	-	-	382,579	-	-
Total assets	$5,676,723			$5,694,734			$5,898,647

Liabilities and Stockholders' Equity
NOW accounts	$553,844	$829	0.60	$563,603	$595	0.42	$601,030	$242	0.16
Money market accounts	689,996	2,575	1.50	692,720	2,200	1.26	833,823	828	0.40
Savings accounts	958,645	633	0.27	985,614	517	0.21	1,126,040	79	0.03
Time deposits	558,463	4,041	2.91	497,472	2,833	2.26	434,655	664	0.62
Interest bearing deposits	2,760,948	8,078	1.18	2,739,409	6,145	0.89	2,995,548	1,813	0.25
Securities sold under repurchase agreements	30,061	86	1.15	28,526	51	0.71	31,080	9	0.12
Other short-term borrowings	332,198	4,557	5.52	390,652	5,429	5.51	200,833	2,345	4.74
Junior subordinated debentures	25,773	280	4.37	25,773	290	4.46	25,773	279	4.39
Subordinated debentures	59,393	546	3.70	59,372	546	3.65	59,308	546	3.73
Senior notes	-	-	-	-	-	-	44,599	994	9.04
Notes payable and other borrowings	-	-	-	-	-	-	5,400	87	6.53
Total interest bearing liabilities	3,208,373	13,547	1.70	3,243,732	12,461	1.52	3,362,541	6,073	0.73
Noninterest bearing deposits	1,819,476	-	-	1,838,325	-	-	2,002,801	-	-
Other liabilities	60,024	-	-	63,971	-	-	51,279	-	-
Stockholders' equity	588,850	-	-	548,706	-	-	482,026	-	-
Total liabilities and stockholders' equity	$5,676,723			$5,694,734			$5,898,647
Net interest income (GAAP)		$59,783			$61,235			$64,086
Net interest margin (GAAP)			4.55			4.59			4.72

Net interest income (TE)[1]		$60,141			$61,598			$64,448
Net interest margin (TE)[1]			4.58			4.62			4.74
Interest bearing liabilities to earning assets	60.74%			61.31%			61.02%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2024 and 2023. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee expense of $867,000 for the first quarter of 2024, loan fee expense of $922,000 for the fourth quarter of 2023, and loan fee expense of $730,000 the first quarter of 2023. Nonaccrual loans are included in the above stated average balances.

The increased yield of six basis points on interest earning assets compared to the linked period was driven by repricing within the loan portfolio, and, to a lesser extent, the growth in the average balance of loans over the quarter. In addition, rates paid on FHLB dividends increased quarter over linked quarter. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 42 basis points on interest earning assets was primarily driven by significant increases to benchmark interest rates over the past twelve months, primarily impacting variable rate loans. This increase was partially offset by the reduction in securities available for sale income during the quarter ended March 31, 2024, compared to the prior quarter and year over year quarter, as both security volumes and rates decreased.

Average balances of interest-bearing deposit accounts have increased steadily since the fourth quarter of 2023 through the first quarter of 2024, from $2.74 billion to $2.76 billion, as time deposits increased due to CD rate specials, partially offset by reductions in other deposit categories as customers sought higher yielding products. We have continued to control the cost of funds over the periods reflected, with the rate of overall interest-bearing deposits increasing to 118 basis points for the quarter ended March 31, 2024, from 89 basis points for the quarter ended December 31, 2023, and from 25 basis points for the quarter ended March 31, 2023. A 24 basis point increase in the cost of money market funds for the quarter ended March 31, 2024 compared to prior linked quarter, and a 110 basis point increase compared to the prior year like quarter were both due to select deposit account exception pricing, and drove a significant portion of the overall increase.  Average rates paid on time deposits for the quarter ended March 31, 2024 increased by 65 basis points and 229 basis points in the quarter over linked quarter and year over year quarters, respectively, primarily due to CD rate specials we offered.

Borrowing costs decreased in the first quarter of 2024, compared to the fourth quarter of 2023, primarily due to the $58.5 million decrease in average other short-term borrowings stemming from a decrease in average FHLB advances over the prior quarter. The increase of $131.4 million year over year of average FHLB advances was based on daily liquidity needs, and was the primary driver of the $2.2 million increase to interest expense due to other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented. Senior notes had the most significant interest expense decrease year over year, as we redeemed all of the $45.0 million senior notes, net of deferred issuance costs, in June 2023, resulting in senior notes having no balance after that time. In February 2023, we paid off the remaining balance of $9.0 million on the original $20.0 million term note issued in 2020, resulting in notes payable and other borrowings having no balance after that time.

Our net interest margin (GAAP) decreased four basis points to 4.55% for the first quarter of 2024, compared to 4.59% for the fourth quarter of 2023, and decreased 17 basis points compared to 4.72% for the first quarter of 2023.  Our net interest margin (TE) decreased four basis points to 4.58% for the first quarter of 2024, compared to 4.62% for the fourth quarter of 2023, and decreased 16 basis points compared to 4.74% for the first quarter of 2023.  The decrease in the first quarter of 2024, compared to the prior quarter, is driven by higher interest expense due to the current interest rate environment and its effect on interest bearing deposits. The decrease in the first quarter of 2024, compared to the prior year like quarter, is primarily due to an increase in market interest rates, and the related increase in costs of interest-bearing liabilities. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				First Quarter 2024
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2023	2023
Wealth management	$2,561	$2,600	$2,270	(1.5)	12.8
Service charges on deposits	2,415	2,527	2,424	(4.4)	(0.4)
Residential mortgage banking revenue
Secondary mortgage fees	50	58	59	(13.8)	(15.3)
MSRs mark to market gain (loss)	94	(1,277)	(525)	107.4	117.9
Mortgage servicing income	488	495	516	(1.4)	(5.4)
Net gain on sales of mortgage loans	314	366	306	(14.2)	2.6
Total residential mortgage banking revenue	946	(358)	356	364.2	165.7
Securities gains (losses), net	1	(2)	(1,675)	150.0	100.1
Change in cash surrender value of BOLI	1,172	541	242	116.6	384.3
Card related income	2,376	2,511	2,244	(5.4)	5.9
Other income	1,030	910	1,489	13.2	(30.8)
Total noninterest income	$10,501	$8,729	$7,350	20.3	42.9

Noninterest income increased $1.8 million, or 20.3%, in the first quarter of 2024, compared to the fourth quarter of 2023, and increased $3.2 million, or 42.9%, compared to the first quarter of 2023.  The increase from the fourth quarter of 2023 was primarily driven by a $1.3 million increase in residential mortgage banking revenue primarily due to MSRs mark to market gains and a $631,000 increase in the cash surrender value of BOLI, both of which were due to market interest rate changes in the first quarter, as well as a $120,000 increase in other income, partially offset by a $39,000 decrease in wealth management income, a $112,000 decrease in service charges on deposits, and a $135,000 decrease in card related income.

The increase in noninterest income of $3.2 million in the first quarter of 2024, compared to the first quarter of 2023, is primarily due to a $291,000 increase in wealth management income primarily due to an increase in advisory fees, a $590,000 increase in mortgage banking revenue mainly due to a $619,000 increase in MSRs mark to market gain, $1,000 of realized gains on sales of securities in the first quarter of 2024 compared to realized losses on the sale of securities of $1.7 million in the first quarter of 2023, a $930,000 increase in the cash surrender value of BOLI, and a $132,000 increase in card related income. These increases were partially offset by a $459,000 decrease in other income, as the 2023 period included a one-time credit from a software vendor of $457,000.

Noninterest Expense

				First Quarter 2024
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2023	2023
Salaries	$17,647	$16,738	$16,087	5.4	9.7
Officers' incentive	2,148	1,450	1,827	48.1	17.6
Benefits and other	4,517	3,217	4,334	40.4	4.2
Total salaries and employee benefits	24,312	21,405	22,248	13.6	9.3
Occupancy, furniture and equipment expense	3,927	3,817	3,475	2.9	13.0
Computer and data processing	2,255	2,291	1,774	(1.6)	27.1
FDIC insurance	667	583	584	14.4	14.2
Net teller & bill paying	521	564	502	(7.6)	3.8
General bank insurance	309	301	305	2.7	1.3
Amortization of core deposit intangible asset	580	603	624	(3.8)	(7.1)
Advertising expense	192	383	142	(49.9)	35.2
Card related expense	1,277	1,338	1,216	(4.6)	5.0
Legal fees	226	228	319	(0.9)	(29.2)
Consulting & management fees	336	556	790	(39.6)	(57.5)
Other real estate owned expense, net	46	218	306	(78.9)	(85.0)
Other expense	3,593	4,739	3,637	(24.2)	(1.2)
Total noninterest expense	$38,241	$37,026	$35,922	3.3	6.5
Efficiency ratio (GAAP)[1]	53.59%	50.82%	47.52%
Adjusted efficiency ratio (non-GAAP)[2]	53.09%	48.76%	47.66%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, litigation expense, and net of gains on branch sales, if applicable, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the first quarter of 2024 increased $1.2 million, or 3.3%, compared to the fourth quarter of 2023, and increased $2.3 million, or 6.5%, compared to the first quarter of 2023.  The increase in the first quarter of 2024 compared to the fourth quarter of 2023 was attributable to a $2.9 million increase in salaries and employee benefits, with increases reflected primarily in restricted stock expense, officers’ incentives, payroll taxes, and deferred executive compensation due to changes in market interest rates.  Also contributing to the increase in the first quarter of 2024 was a $110,000 increase in occupancy, furniture and equipment and an $84,000 increase in FDIC insurance.  Partially offsetting the increase in noninterest expense in the first quarter of 2024 compared to the fourth quarter of 2023 was a $191,000 decrease in advertising expense, a $61,000 decrease in card related expense, a $220,000 decrease in consulting & management fees, a $172,000 decrease in OREO related expense, and a $1.1 million decrease in other expense due to a $1.2 million litigation expense recorded in the fourth quarter of 2023 for a pending overdraft fee compliance claim.

The year over year increase in noninterest expense is primarily attributable to a $2.1 million increase in salaries and employee benefits, primarily due to increases in annual base salary rates, restricted stock expense, officers’ incentives, and deferred employee compensation due to market interest rate changes.  Also contributing to the increase was a $452,000 increase in occupancy, furniture and equipment, primarily due to branch remodeling and partially offset by net gains on sales of branches in 2023, a $481,000 increase in computer and data processing primarily due to core processor credits received in 2023, an $83,000 increase in FDIC insurance, a $50,000 increase in advertising expense, and a $61,000 increase in card related expense. Partially offsetting the increase in noninterest expense in the first quarter of 2024, compared to the first quarter of 2023, was a $93,000 decrease in legal fees, a $454,000 decrease in consulting & management fees, and a $260,000 decrease in OREO related expenses.

Earning Assets

				March 31, 2024
Loans	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2023	2023
Commercial	$796,552	$841,697	$851,737	(5.4)	(6.5)
Leases	425,615	398,223	285,831	6.9	48.9
Commercial real estate – investor	1,018,382	1,034,424	1,056,787	(1.6)	(3.6)
Commercial real estate – owner occupied	782,603	796,538	870,115	(1.7)	(10.1)
Construction	169,174	165,380	174,683	2.3	(3.2)
Residential real estate – investor	51,522	52,595	56,720	(2.0)	(9.2)
Residential real estate – owner occupied	220,223	226,248	217,855	(2.7)	1.1
Multifamily	387,479	401,696	358,991	(3.5)	7.9
HELOC	98,762	103,237	104,941	(4.3)	(5.9)
Other[1]	19,099	22,915	25,694	(16.7)	(25.7)
Total loans	$3,969,411	$4,042,953	$4,003,354	(1.8)	(0.8)

1 Other class includes consumer loans and overdrafts.

Total loans decreased by $73.5 million at March 31, 2024, compared to December 31, 2023, and decreased $33.9 million for the year over year period.  The reduction in total loans in the first quarter of 2024 compared to the prior linked quarter was due to a total $59.4 million of payoffs on seven larger loans, as well as the usual seasonal decline in first quarter originations.  The reduction in loans year over year is also due to the higher interest rate environment starting in the late first quarter of 2023, which resulted in a slowdown of loan originations beginning in the latter half of 2023.  Reductions were primarily noted in the commercial and commercial real estate – owner occupied.

				March 31, 2024
Securities	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2023	2023
Securities available-for-sale, at fair value
U.S. Treasury	$171,000	$169,574	$214,734	0.8	(20.4)
U.S. government agencies	56,979	56,959	56,703	0.0	0.5
U.S. government agency mortgage-backed	101,075	106,370	121,938	(5.0)	(17.1)
States and political subdivisions	225,227	229,335	233,506	(1.8)	(3.5)
Corporate bonds	-	-	9,762	-	(100.0)
Collateralized mortgage obligations	379,603	392,544	454,106	(3.3)	(16.4)
Asset-backed securities	64,222	66,166	189,753	(2.9)	(66.2)
Collateralized loan obligations	170,691	171,881	174,566	(0.7)	(2.2)
Total securities available-for-sale	$1,168,797	$1,192,829	$1,455,068	(2.0)	(19.7)

Our securities portfolio totaled $1.17 billion fair market value as of March 31, 2024, a decrease of $24.0 million from $1.19 billion as of December 31, 2023, and a decrease of $286.3 million since March 31, 2023. The portfolio reduction of $24.0 million in the first quarter of 2024, compared to the prior quarter-end, was due to paydowns of $30.7 million, sales of $5.3 million and further declines in market value of $877,000, partially offset by $15.7 million in purchases. Net unrealized losses at March 31, 2024 were $85.0 million, compared to $84.2 million at December 31, 2023 and $105.6 million at March 31, 2023. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security sales undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				March 31, 2024
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2023	2023
Nonaccrual loans	$64,324	$67,583	$63,561	(4.8)	1.2
Loans past due 90 days or more and still accruing interest	789	1,196	966	(34.0)	(18.3)
Total nonperforming loans	65,113	68,779	64,527	(5.3)	0.9
Other real estate owned	5,123	5,123	1,255	-	308.2
Total nonperforming assets	$70,236	$73,902	$65,782	(5.0)	6.8

30-89 days past due loans and still accruing interest	$21,183	$13,668	$24,770
Nonaccrual loans to total loans	1.6%	1.7%	1.6%
Nonperforming loans to total loans	1.6%	1.7%	1.6%
Nonperforming assets to total loans plus OREO	1.8%	1.8%	1.6%
Purchased credit-deteriorated loans to total loans	1.1%	1.4%	1.8%

Allowance for credit losses	$44,113	$44,264	$53,392
Allowance for credit losses to total loans	1.1%	1.1%	1.3%
Allowance for credit losses to nonaccrual loans	68.6%	65.5%	84.0%

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $45.3 million, net of purchase accounting adjustments, at March 31, 2024.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.6% as of March 31, 2024, 1.7% as of December 31, 2023, and 1.6% as of March 31, 2023. Nonperforming assets to total loans plus OREO was 1.8% as of March 31, 2024 and December 31, 2023, and 1.6% as of March 31, 2023. Our allowance for credit losses to total loans was 1.1% as of March 31, 2024 and December 31, 2023 and 1.3% as of March 31, 2023.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				March 31, 2024
Classified loans	As of			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2023	2023
Commercial	$15,243	$8,414	$22,662	81.2	(32.7)
Leases	595	818	906	(27.3)	(34.3)
Commercial real estate – investor	43,154	43,798	52,615	(1.5)	(18.0)
Commercial real estate – owner occupied	61,267	54,613	37,545	12.2	63.2
Construction	7,119	17,155	241	(58.5)	N/M
Residential real estate – investor	1,299	1,331	1,702	(2.4)	(23.7)
Residential real estate – owner occupied	3,168	3,216	3,618	(1.5)	(12.4)
Multifamily	1,959	1,775	3,348	10.4	(41.5)
HELOC	1,648	1,664	2,635	(1.0)	(37.5)
Other[1]	-	-	2	-	(100.0)
Total classified loans	$135,452	$132,784	$125,274	2.0	8.1

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of March 31, 2024 increased by $2.7 million from December 31, 2023, and increased by $10.2 million from March 31, 2023. The net increases from the fourth quarter of 2023 were primarily driven by additions of $15.9 million, the majority of which consisted of three relationships totaling $14.7 million. Commercial loans were the majority of the additions, consisting of seven loans totaling $11.6 million. These increases in classified loans in the first quarter were offset by $6.4 million of upgraded loans, $3.9 million of charge-offs, $1.7 million of principal reductions from payments, and $1.2 million of paid off loans. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy. Reductions in construction classified loans were noted in the first quarter of 2024 from the linked quarter due to ongoing remediation efforts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At March 31, 2024, our allowance for credit losses (“ACL”) on loans totaled $44.1 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.7 million.  In the first quarter of 2024, we recorded provision expense of $3.5 million based on historical loss rate updates, our assessment of nonperforming loan metrics and trends, as well as estimated future credit losses. The first quarter’s provision expense consisted of a $3.5 million provision for credit losses on loans, and a $44,000 reversal of provision for credit losses on unfunded commitments.  The decrease in ACL on unfunded commitments was primarily due to an adjustment of historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.  We recorded net charge-offs of $3.7 million in the first quarter of 2024, which reduced the ACL. The majority of the first quarter charge-offs were specific to one borrower within the commercial real estate portfolio on which we had existing specific allocations within the ACL of $3.9 million at December 31, 2023. The fourth quarter 2023 provision expense of $8.0 million consisted of a $8.0 million provision for credit losses on loans, and a $6,000 provision for credit losses on unfunded commitments. We recorded net charge-offs of $15.5 million in the fourth quarter of 2023. In the first quarter of 2023, we recorded provision expense of $3.5 million based on our assessment of nonperforming loan metrics and trends and estimated future credit losses.  The $3.5 million provision expense consisted of a $4.7 million provision for credit losses on loans and a $1.2 million reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $740,000 in the first quarter of 2023, which reduced the ACL. Our ACL on loans to total loans was 1.1% as of March 31, 2024 and December 31, 2023 and 1.3% as of March 31, 2023.

The ACL on unfunded commitments totaled $2.7 million as of March 31, 2024 and December 31, 2023, and $3.8 million as of March 31, 2023.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	March 31,	% of	December 31,	% of	March 31,	% of
	2024	Total [2]	2023	Total [2]	2023	Total [2]
Commercial	$(58)	(1.6)	$71	0.5	$(124)	(16.8)
Leases	(40)	(1.1)	(8)	(0.1)	873	118.0
Commercial real estate – Investor	(67)	(1.8)	4,951	32.0	(17)	(2.3)
Commercial real estate – Owner occupied	3,868	104.7	10,443	67.5	(2)	(0.3)
Residential real estate – Investor	(2)	(0.1)	(3)	-	(19)	(2.6)
Residential real estate – Owner occupied	(8)	(0.2)	(8)	(0.1)	(10)	(1.4)
HELOC	(17)	(0.5)	(17)	(0.1)	(29)	(3.9)
Other [1]	19	0.6	31	0.3	68	9.3
Net charge–offs / (recoveries)	$3,695	100.0	$15,460	100.0	$740	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the first quarter of 2024 were $4.0 million, compared to $16.0 million for the fourth quarter of 2023 and $1.0 million for the first quarter of 2023.  Gross recoveries were $293,000 for the first quarter of 2024, compared to $491,000 for the fourth quarter of 2023, and $282,000 for the first quarter of 2023.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $4.61 billion at March 31, 2024, an increase of $37.5 million, or 0.8%, compared to $4.57 billion at December 31, 2023, primarily due to a large increase in certificate of deposits of $58.7 million, an increase of $4.4 million in NOW accounts, and an increase of $25.1 million in money market accounts. These increases were partially offset by a decline in non-interest bearing deposits of $35.0 million and a decline in savings of $15.8 million. The bulk of the linked quarter increase in deposit balances occurred in March 2024. Total quarterly average deposits decreased $417.9 million, or 8.4%, in the year over year period, driven by declines in our average demand deposits of $183.3 million, and savings, NOW and money markets combined of $358.4 million.

Borrowings

As of March 31, 2024, we had $220.0 million in other short-term borrowings due to short-term FHLB advances, compared to $405.0 million at December 31, 2023, and $315.0 million as of March 31, 2023.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “and “near” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends and funding, asset-quality trends, balance sheet growth, and building capital. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, April 18, 2024, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our first quarter 2024 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 259215.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on April 25, 2024, by dialing 877-481-4010, using Conference ID: 50298.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2024	2023
Assets
Cash and due from banks	$48,841	$55,534
Interest earning deposits with financial institutions	49,253	44,611
Cash and cash equivalents	98,094	100,145
Securities available-for-sale, at fair value	1,168,797	1,192,829
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	28,518	33,355
Loans held-for-sale	1,072	1,322
Loans	3,969,411	4,042,953
Less: allowance for credit losses on loans	44,113	44,264
Net loans	3,925,298	3,998,689
Premises and equipment, net	81,290	79,310
Other real estate owned	5,123	5,123
Mortgage servicing rights, at fair value	10,564	10,344
Goodwill	86,478	86,478
Core deposit intangible	10,637	11,217
Bank-owned life insurance (“BOLI”)	110,490	109,318
Deferred tax assets, net	31,699	31,077
Other assets	58,012	63,592
Total assets	$5,616,072	$5,722,799

Liabilities
Deposits:
Noninterest bearing demand	$1,799,927	$1,834,891
Interest bearing:
Savings, NOW, and money market	2,221,696	2,207,949
Time	586,652	527,906
Total deposits	4,608,275	4,570,746
Securities sold under repurchase agreements	33,546	26,470
Other short-term borrowings	220,000	405,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,403	59,382
Other liabilities	72,916	58,147
Total liabilities	5,019,913	5,145,518

Stockholders’ Equity
Common stock	44,908	44,705
Additional paid-in capital	203,129	202,223
Retained earnings	412,388	393,311
Accumulated other comprehensive loss	(63,361)	(62,781)
Treasury stock	(905)	(177)
Total stockholders’ equity	596,159	577,281
Total liabilities and stockholders’ equity	$5,616,072	$5,722,799

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended March 31,
	2024	2023
Interest and dividend income
Loans, including fees	$62,673	$57,210
Loans held-for-sale	14	12
Securities:
Taxable	8,092	10,735
Tax exempt	1,306	1,337
Dividends from FHLBC and FRBC stock	635	280
Interest bearing deposits with financial institutions	610	585
Total interest and dividend income	73,330	70,159
Interest expense
Savings, NOW, and money market deposits	4,037	1,149
Time deposits	4,041	664
Securities sold under repurchase agreements	86	9
Other short-term borrowings	4,557	2,345
Junior subordinated debentures	280	279
Subordinated debentures	546	546
Senior notes	-	994
Notes payable and other borrowings	-	87
Total interest expense	13,547	6,073
Net interest and dividend income	59,783	64,086
Provision for credit losses	3,500	3,501
Net interest and dividend income after provision for credit losses	56,283	60,585
Noninterest income
Wealth management	2,561	2,270
Service charges on deposits	2,415	2,424
Secondary mortgage fees	50	59
Mortgage servicing rights mark to market gain (loss)	94	(525)
Mortgage servicing income	488	516
Net gain on sales of mortgage loans	314	306
Securities gains (losses), net	1	(1,675)
Change in cash surrender value of BOLI	1,172	242
Card related income	2,376	2,244
Other income	1,030	1,489
Total noninterest income	10,501	7,350
Noninterest expense
Salaries and employee benefits	24,312	22,248
Occupancy, furniture and equipment	3,927	3,475
Computer and data processing	2,255	1,774
FDIC insurance	667	584
Net teller & bill paying	521	502
General bank insurance	309	305
Amortization of core deposit intangible	580	624
Advertising expense	192	142
Card related expense	1,277	1,216
Legal fees	226	319
Consulting & management fees	336	790
Other real estate expense, net	46	306
Other expense	3,593	3,637
Total noninterest expense	38,241	35,922
Income before income taxes	28,543	32,013
Provision for income taxes	7,231	8,406
Net income	$21,312	$23,607

Basic earnings per share	$0.48	$0.53
Diluted earnings per share	0.47	0.52
Dividends declared per share	0.05	0.05

Ending common shares outstanding	44,845,629	44,665,127
Weighted-average basic shares outstanding	44,758,559	44,619,118
Weighted-average diluted shares outstanding	45,523,884	45,316,598

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2023				2024
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Cash and due from banks	$55,140	$56,191	$57,279	$57,723	$54,533
Interest earning deposits with financial institutions	49,310	50,309	49,737	47,865	48,088
Cash and cash equivalents	104,450	106,500	107,016	105,588	102,621

Securities available-for-sale, at fair value	1,503,619	1,404,664	1,295,211	1,192,021	1,182,888
FHLBC and FRBC stock	24,905	34,029	35,954	34,371	31,800
Loans held-for-sale	813	1,150	1,641	1,709	746
Loans	3,931,679	4,039,052	4,009,218	4,014,771	4,018,631
Less: allowance for credit losses on loans	49,398	53,480	54,581	50,023	44,295
Net loans	3,882,281	3,985,572	3,954,637	3,964,748	3,974,336

Premises and equipment, net	72,649	72,903	74,707	78,472	80,493
Other real estate owned	1,508	1,132	472	2,004	5,123
Mortgage servicing rights, at fair value	11,127	10,741	11,066	11,317	10,455
Goodwill	86,477	86,477	86,477	86,477	86,477
Core deposit intangible	13,327	12,709	12,119	11,502	10,913
Bank-owned life insurance ("BOLI")	106,655	107,028	107,786	108,616	109,867
Deferred tax assets, net	42,237	37,774	39,072	42,754	31,323
Other assets	48,599	50,812	52,360	55,155	49,681
Total other assets	382,579	379,576	384,059	396,297	384,332
Total assets	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723

Liabilities
Deposits:
Noninterest bearing demand	$2,002,801	$1,920,448	$1,867,201	$1,838,325	$1,819,476
Interest bearing:
Savings, NOW, and money market	2,560,893	2,437,096	2,324,613	2,241,937	2,202,485
Time	434,655	436,524	466,250	497,472	558,463
Total deposits	4,998,349	4,794,068	4,658,064	4,577,734	4,580,424

Securities sold under repurchase agreements	31,080	25,575	24,945	28,526	30,061
Other short-term borrowings	200,833	402,527	427,174	390,652	332,198
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,308	59,329	59,350	59,372	59,393
Senior notes	44,599	44,134	-	-	-
Notes payable and other borrowings	5,400	-	-	-	-
Other liabilities	51,279	48,434	53,164	63,971	60,024
Total liabilities	5,416,621	5,399,840	5,248,470	5,146,028	5,087,873

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,787
Additional paid-in capital	201,397	200,590	201,344	201,824	202,688
Retained earnings	324,785	346,042	368,732	389,776	405,201
Accumulated other comprehensive loss	(86,736)	(78,940)	(84,167)	(87,358)	(63,365)
Treasury stock	(2,125)	(746)	(566)	(241)	(461)
Total stockholders' equity	482,026	511,651	530,048	548,706	588,850
Total liabilities and stockholders' equity	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723

Total Earning Assets	$5,510,326	$5,529,204	$5,391,761	$5,290,737	$5,282,153
Total Interest Bearing Liabilities	3,362,541	3,430,958	3,328,105	3,243,732	3,208,373

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2023				2024
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$57,210	$61,561	$62,665	$62,751	$62,673
Loans held-for-sale	12	19	29	31	14
Securities:
Taxable	10,735	9,930	8,946	8,329	8,092
Tax exempt	1,337	1,337	1,333	1,322	1,306
Dividends from FHLB and FRBC stock	280	396	597	647	635
Interest bearing deposits with financial institutions	585	643	659	616	610
Total interest and dividend income	70,159	73,886	74,229	73,696	73,330
Interest Expense
Savings, NOW, and money market deposits	1,149	1,742	2,558	3,312	4,037
Time deposits	664	1,156	1,982	2,834	4,041
Securities sold under repurchase agreements	9	7	27	50	86
Other short-term borrowings	2,345	5,160	5,840	5,429	4,557
Junior subordinated debentures	279	281	245	290	280
Subordinated debentures	546	546	547	546	546
Senior notes	994	1,414	-	-	-
Notes payable and other borrowings	87	-	-	-	-
Total interest expense	6,073	10,306	11,199	12,461	13,547
Net interest and dividend income	64,086	63,580	63,030	61,235	59,783
Provision for credit losses	3,501	2,000	3,000	8,000	3,500
Net interest and dividend income after provision for credit losses	60,585	61,580	60,030	53,235	56,283
Noninterest Income
Wealth management	2,270	2,458	2,475	2,600	2,561
Service charges on deposits	2,424	2,362	2,504	2,527	2,415
Secondary mortgage fees	59	76	66	58	50
Mortgage servicing rights mark to market (loss) gain	(525)	96	281	(1,277)	94
Mortgage servicing income	516	499	519	495	488
Net gain (loss) on sales of mortgage loans	306	398	407	366	314
Securities (losses) gains, net	(1,675)	(1,547)	(924)	(2)	1
Change in cash surrender value of BOLI	242	418	919	541	1,172
Card related income	2,244	2,690	2,606	2,511	2,376
Other income	1,489	773	1,024	910	1,030
Total noninterest income	7,350	8,223	9,877	8,729	10,501
Noninterest Expense
Salaries and employee benefits	22,248	21,798	23,115	21,405	24,312
Occupancy, furniture and equipment	3,475	3,639	3,506	3,817	3,927
Computer and data processing	1,774	1,290	1,922	2,291	2,255
FDIC insurance	584	794	744	583	667
Net teller & bill paying	502	515	534	564	521
General bank insurance	305	306	300	301	309
Amortization of core deposit intangible	624	618	616	603	580
Advertising expense	142	103	93	383	192
Card related expense	1,216	1,222	1,347	1,338	1,277
Legal fees	319	283	97	228	226
Consulting & management fees	790	520	549	556	336
Other real estate expense, net	306	(98)	(27)	218	46
Other expense	3,637	3,840	4,627	4,739	3,593
Total noninterest expense	35,922	34,830	37,423	37,026	38,241
Income before income taxes	32,013	34,973	32,484	24,938	28,543
Provision for income taxes	8,406	9,411	8,149	6,713	7,231
Net income	$23,607	$25,562	$24,335	$18,225	$21,312

Basic earnings per share (GAAP)	$0.53	$0.57	$0.55	$0.40	$0.48
Diluted earnings per share (GAAP)	0.52	0.56	0.54	0.40	0.47
Dividends paid per share	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net Income
Income before income taxes (GAAP)	$28,543	$24,938	$32,013
Pre-tax income adjustments:
Litigation related expenses	-	1,200	-
Losses/(gains) on branch sales, net	-	19	(306)
Adjusted net income before taxes	28,543	26,157	31,707
Taxes on adjusted net income	7,231	7,041	8,326
Adjusted net income (non-GAAP)	$21,312	$19,116	$23,381

Basic earnings per share (GAAP)	$0.48	$0.40	$0.53
Diluted earnings per share (GAAP)	0.47	0.40	0.52
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.48	0.43	0.52
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.47	0.42	0.52

	Quarters Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net Interest Margin
Interest income (GAAP)	$73,330	$73,696	$70,159
Taxable-equivalent adjustment:
Loans	11	11	6
Securities	347	352	356
Interest income (TE)	73,688	74,059	70,521
Interest expense (GAAP)	13,547	12,461	6,073
Net interest income (TE)	$60,141	$61,598	$64,448
Net interest income (GAAP)	$59,783	$61,235	$64,086
Average interest earning assets	$5,282,153	$5,290,737	$5,510,326
Net interest margin (TE)	4.58%	4.62%	4.74%
Net interest margin (GAAP)	4.55%	4.59%	4.72%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2024	2023	2023
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$38,241	$37,026	$35,922	$38,241	$37,026	$35,922
Less amortization of core deposit	580	603	624	580	603	624
Less other real estate expense, net	46	218	306	46	218	306
Less litigation related expense	N/A	N/A	N/A	-	1,200	-
Less losses/(gains) on branch sales, net	N/A	N/A	N/A	-	19	(306)
Noninterest expense less adjustments	$37,615	$36,205	$34,992	$37,615	$34,986	$35,298

Net interest income	$59,783	$61,235	$64,086	$59,783	$61,235	$64,086
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	11	11	6
Securities	N/A	N/A	N/A	347	352	356
Net interest income including adjustments	59,783	61,235	64,086	60,141	61,598	64,448
Noninterest income	10,501	8,729	7,350	10,501	8,729	7,350
Less securities gains (losses)	1	(2)	(1,675)	1	(2)	(1,675)
Less MSRs mark to market gains (losses)	94	(1,277)	(525)	94	(1,277)	(525)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	311	144	64
Noninterest income (excluding) / including adjustments	10,406	10,008	9,550	10,717	10,152	9,614

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$70,189	$71,243	$73,636	$70,858	$71,750	$74,062
Efficiency ratio / Adjusted efficiency ratio	53.59%	50.82%	47.52%	53.09%	48.76%	47.66%

N/A - Not applicable.

	Quarters Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$21,312	$18,225	$23,607

Income before income taxes (GAAP)	$28,543	$24,938	$32,013
Pre-tax income adjustments:
Amortization of core deposit intangibles	580	603	624
Net income, excluding intangibles amortization, before taxes	29,123	25,541	32,637
Taxes on net income, excluding intangible amortization, before taxes	7,378	6,875	8,570
Net income, excluding intangibles amortization (non-GAAP)	$21,745	$18,666	$24,067

Total Average Common Equity	$588,850	548,706	$482,026
Less Average goodwill and intangible assets	97,390	97,979	99,804
Average tangible common equity (non-GAAP)	$491,460	$450,727	$382,222

Return on average common equity (GAAP)	14.56%	13.18%	19.86%
Return on average tangible common equity (non-GAAP)	17.80%	16.43%	25.54%